PROSPECTUS	Pricing Supplement No. 4088
Dated June 17, 2004	Dated October 25, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Redeemable Fixed Rate Step-Up Coupon Notes)

Trade Date:	October 25, 2004

Settlement Date (Original Issue Date):	November 5, 2004

Maturity Date:	November 5, 2024 (unless earlier redeemed as described under "Additional Terms Optional Redemption" below).

Principal Amount (in Specified Currency):	US$ 25,000,000

Price to Public (Issue Price):	See "Plan of Distribution" below

Agent's Discount or Commission:

The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Net Proceeds to Issuer:	US$ 25,000,000

Interest Rate Per Annum:

The Notes will bear interest at a fixed rate unless as otherwise specified hereunder. The Notes will pay interest at the rate of 4.25% per annum for the period from and including the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on November 5, 2008. The interest rate on the Notes will reset on November 5, 2008 and on certain dates thereafter, in accordance with the schedule set forth below. Interest on the Notes will accrue on the basis of a 360-day year of twelve 30-day months.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 4088
Dated October 25, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Interest Payment Period:	Semi-Annually

Interest Payment Date(s):	Semi-Annually on each May 5th and November 5th of each year, commencing May 5, 2005 and ending on the Maturity Date, unless earlier redeemed. See "Additional Terms Interest" below.

Clearance and Settlement:

X	DTC Only

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GL93

Repayment, Redemption and Acceleration

Initial Redemption Date:	November 5, 2008 (See "Additional Terms Optional Redemption" below)

Initial Redemption Percentage	100.00%

Optional Repayment Date(s):	N/A

Annual Redemption Percentage Reduction:	N/A

Modified Payment Upon Acceleration:	N/A

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 4088
Dated October 25, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange

Additional Terms:

Interest:

Interest on the Notes will accrue from and including November 5, 2004 and will be payable in U.S. Dollars semi-annually on each May 5th and November 5th, commencing on May 5, 2005 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 4.25% per annum from and including the Original Issue Date up to but excluding November 5, 2008.

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 4088
Dated October 25, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

On November 5, 2008, and on the Interest Payment Dates set forth in the schedule below, the interest rate on the Notes will be reset. The applicable interest per annum with respect to each Interest Period set forth below, will be in effect from and including the first day of each Interest Period, to and including the last day of such Interest Period:
Interest Period:	Interest Rate:

November 5, 2004 to November 4, 2008	4.25% per annum
November 5, 2008 to November 4, 2012	5.25% per annum
November 5, 2012 to November 4, 2016	6.00% per annum
November 5, 2016 to November 4, 2020	7.25% per annum
November 5, 2020 to but excluding November 5, 2024	8.00% per annum

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on November 5, 2008 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Optional Redemption Date.

Certain Investment Considerations:

Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

Additional Information:

General.

At September 30, the Company had outstanding indebtedness totaling $320.210 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2004, excluding subordinated notes payable after one year was equal to $319.393 billion.

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 4088
Dated October 25, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.85

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.